Exhibit 5.1

April 27, 2016

DTE Energy Company

One Energy Plaza

Detroit, Michigan 48226

Ladies and Gentlemen:

Reference is made to the Registration Statement on Form S-4 (the “Registration Statement”) filed by DTE Energy Company, a Michigan corporation (the “Company”), with the Securities and Exchange Commission for the purpose of registering under the Securities Act of 1933, as amended (the “Securities Act”) $300,000,000 aggregate principal amount of 2015 Series BR 3.30% Senior Notes due 2022 (the “Exchange Notes”). The Exchange Notes are to be issued in exchange (the “Exchange Offer”) for an equal aggregate principal amount of 2015 Series B 3.30% Senior Notes due 2022 (the “Outstanding Notes”). The Outstanding Notes were issued on June 16, 2015 in reliance on an exemption from registration under the Securities Act for offers and sales of securities not involving public offerings.

The Exchange Notes will be issued under the Amended and Restated Indenture dated as of April 9, 2001, as amended, supplemented or modified from time to time, between the Company and The Bank of New York Mellon Trust Company, N.A., as successor trustee (the “Indenture”). The terms of the Exchange Offer are described in the Registration Statement.

I, as Associate General Counsel of the Company, in conjunction with an attorney or attorneys under my general supervision, have examined such certificates, instruments and documents (collectively, “Documents”) and reviewed such questions of law as I have considered necessary or appropriate for the purposes of this opinion. In rendering this opinion, I have assumed, without independent verification, that: (i) all signatures are genuine; (ii) all Documents submitted to me as originals are authentic; and (iii) all Documents submitted to me as copies conform to the originals of such Documents. My review has been limited to examining the Documents and applicable law.

Based upon the foregoing examination and review, it is my opinion that:

1.	The Company is duly incorporated and validly existing as a corporation under the laws of the State of Michigan.

2.	After the Exchange Notes have been duly executed by the Company and authenticated by the Trustee in accordance with the provisions of the Indenture, and after the Exchange Notes have been delivered to those holders of Outstanding Notes in exchange for such Outstanding Notes pursuant to the Exchange Offer, the Exchange Notes will constitute valid and binding obligations of the Company, enforceable against the Company in accordance with their terms and the terms of the Indenture, except as enforceability thereof may be limited or affected by bankruptcy, insolvency, fraudulent transfer, reorganization or other laws of general applicability relating to or affecting creditors’ rights and general equity principles, regardless of whether enforceability is considered in a proceeding at law or equity.

I hereby consent to the filing of this opinion with the Commission as an exhibit to the Registration Statement and to the reference to me under the caption “Legal Matters” in the Prospectus which is a part of the Registration Statement. In giving this consent, I do not admit that I am within the category of persons whose consent is required by Section 7 of the Securities Act or the rules and regulations promulgated thereunder by the Commission. I do not undertake to advise you of any changes in the opinions expressed herein from matters that might hereafter arise or be brought to my attention.

Very truly yours,

/s/ Patrick B. Carey

Patrick B. Carey

Associate General Counsel

DTE Energy Company